Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of PVH Corp. for the registration of debt securities, preferred stock, and common stock and to the incorporation by reference therein of our reports dated April 2, 2024, with respect to the consolidated financial statements and schedule of PVH Corp.,  and the effectiveness of internal control over financial reporting of PVH Corp., included in its Annual Report (Form 10-K) for the fiscal year ended February 4, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

April 2, 2024